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                                                                      EXHIBIT 11

                           FIRST BELL BANCORP, INC.
          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

                   (in thousands, except per share amounts)
                                  (unaudited)

                       Three Months Ended March 31, 2001

                                                   Weighted
                                                    Average    Per
                                           Income   Shares    Share
                                           ------  ---------  -----
Income available to common stockholders    $1,675     4,759      --

Unearned ESOP shares                           --      (493)     --

Unearned MRP shares                            --      (211)     --
                                           ------     -----   -----

Basic earnings per share                    1,675     4,055   $0.41

Effect of dilutive securities:
   MRP shares                                  --        30      --
   Stock options                               --       101      --
                                           ------     -----   -----

Diluted earnings per share                 $1,675     4,186   $0.40
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